ADDLESHAW GODDARD

Our reference JACKM/374423-1

23 May 2022

TC BioPharm (Holdings) plc (Company)
Maxim 1, 2 Parklands Way
Holytown
Motherwell
ML1 4WR
Scotland
United Kingdom

Dear Sir / Madam

We are lawyers qualified to practice law in Scotland. We act as Scottish counsel to the Company.

1 Documents Reviewed

We have reviewed originals, copies or drafts of the following documents and have examined such other documents and considered such legal matters as we have deemed necessary for the purpose of rendering this legal opinion:

1.1 The public records of the Company on file and available for online inspection at the Registrar of Companies in Scotland on 23 May 2022.

1.2 The Company's Articles of Association which were adopted on 15 February 2022.

1.3 The resolutions of the shareholders of the Company passed at the shareholder meeting of the Company which took place on 14 January 2022 ("Shareholder Resolutions").

2 Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of all documentation that we have reviewed. We have also relied upon the following assumptions, which we have not independently verified:

2.1 Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2 All signatures, initials and seals are genuine.

2.3 The aggregate number of all Ordinary Shares to be issued (when aggregated with all Ordinary Shares already in issue or capable of being issued by the Company) will not exceed 200,000,000 Ordinary Shares. At least the nominal value of £0.01 per share will be or has been paid to the Company in cash on any subscription for Ordinary Shares.

2.4 The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

Addleshaw Goddard LLP, Cornerstone, 107 West Regent Street, Glasgow G2 2BA
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2.5 That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the date of this letter is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.6 The Shareholder Resolutions remain in full force and effect and have not been revoked and that the board of directors of the Company have unconditionally approved the issue and allotment of the Ordinary Shares and such approval has not been revoked.

2.7 There is nothing under any law (other than the law of the Scotland) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the USA.

3 Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1 The Company is a public company limited by shares and registered under the Companies Act 2006 (the "Act") validly existing under the laws of Scotland, and possesses the capacity to sue and be sued in its own name.

3.2 The Company is authorised to Ordinary Shares.

3.3 The Ordinary Shares have been duly authorised for issue by the shareholders of the Company, and when issued by the Directors of the Company against payment in full, of the consideration, and duly registered in the Company's register of members (shareholders), such Ordinary Shares will be validly authorised, issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Ordinary Shares).

4 Qualifications

The opinions expressed above are subject to the following qualifications:

4.1 The obligations of the Company may be subject to restrictions pursuant to any agreement to which it is party which has not been reviewed by us.

4.2 This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of Scotland which are in force on the date of this opinion.

5 Consents

In connection with the above opinion, we hereby consent:

5.1 To the use of our name in any registration statement to be filed by the Company; and

5.2 To the filing of this opinion as an exhibit to any such registration statement.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully,

Murray Jack
Partner
for Addleshaw Goddard LLP

Direct line +44 (0)141 574 2371
Email murray.jack@addleshawgoddard.com